Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 19, 2008, relating to the consolidated financial statements and financial statement schedule of Vectren Corporation (which reports express an unqualified opinion and include an explanatory paragraph referring to the adoption of FASB Statement No. 158 in 2006), the effectiveness of Vectren Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Vectren Corporation for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana November 14, 2008